FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

This FIRST AMENDMENT TO THE FUND PARTICIPATION AGREEMENT is made as of this 15th day of August 2014 by and between M FUND, INC., a corporation organized and existing under the laws of the State of Maryland (the “Fund”); M FINANCIAL INVESTMENT ADVISORS, INC., a corporation organized under the laws of the State of Colorado (the “Adviser”); M HOLDINGS SECURITIES, INC., a corporation organized under the laws of the State of Oregon (the “Distributor”); M LIFE INSURANCE COMPANY, a life insurance company organized under the State of California (“M Life”); PACIFIC LIFE INSURANCE COMPANY, a life insurance company organized and existing under the laws of the State of Nebraska (“Pac Life”); and PACIFIC LIFE & ANNUITY COMPANY, a life insurance company organized under the laws of the State of Arizona (“PL&A” and together with Pac Life, the “Company”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Fund, the Adviser, the Distributor and the Company are parties to a certain Fund Participation Agreement dated January 8, 2003, in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Agreement”); and

WHEREAS, the Company has established operational capabilities to utilize the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration verification system (“Fund/SERV”); and

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

ARTICLE I. Amendment

The body of “Section 2.4. Purchase and Redemption Procedures” is deleted in its entirety and replaced with the following:

“Transactions in Shares will normally be settled through the Fund/SERV system and the following provisions shall apply:

(a)         Each of the Fund and the Company represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”). Pac Life’s Member Number is 4616 and PL&A’s Member Number is 6545. The Fund’s Member Number is 5425.

(b)        For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company shall provide the Fund and its affiliates with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(c)        Transmission of Orders:

(i)        Based on Policy Owner instructions and other authorized account transactions received by the Company prior to the close of the New York Stock Exchange on each Business Day (T), the Company shall transmit to the Fund via the Networking System by the time of receipt of Cycle 11 from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each account for shares of each Fund Portfolio for the preceding Business Day.

(ii)        Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the Networking System, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the Networking System shall receive prices from the trade date (T).

(d)        Contingency Procedure:

(i)        If, on any Business Day, (x) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (y) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In the event this occurs, on (T+1), the Company will fax a trade sheet by 10:00 a.m., Eastern Time, to the Fund at the following number 617.937.8122.

(ii)        Settlement for all orders faxed by the Company to the Fund prior to 10:00 a.m., Eastern Time, shall occur on a (T+1) basis via federal wire based on bank account information previously provided by the Company and Fund bank account information listed below:

Fund: M Funds, Inc.

Bank: State Street Bank & Trust Company

Bank Routing Number: 011000028

Bank Account Number: 00323832

Name of Account: M Funds”

ARTICLE 2.        Miscellaneous Provisions

Section 2.1        Ratification and Confirmation of Agreement.        In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.

Section 2.2.        Counterparts.        This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

Section 2.3.        Full Force and Effect.        Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

Section 2.4        Signatures.        This Amendment may be signed in counterparts. A facsimile, portable document format (pdf) or similar transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a faxed or electronically transmitted signature page by delivering an original signature page to the requesting party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this AMENDMENT TO PARTICIPATION AGREEMENT to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

M FUND, INC.

By: /s/ JoNell Hermanson

Name: JoNell Hermanson

Title: President

M FINANCIAL ADVISERS, INC.

By: /s/ JoNell Hermanson

Name: JoNell Hermanson

Title: President

M HOLDINGS SECURITIES, INC.

By: /s/ Ken Ehinger

Name: Ken Ehinger

Title: President

M LIFE INSURANCE COMPANY

By: /s/ Craig Shigeno

Name: Craig Shigeno

Title: President

PACIFIC LIFE INSURANCE COMPANY

PACIFIC LIFE & ANNUITY COMPANY

By: /s/ Jose T. Miscolta

Name: Jose T. Miscolta

Title: Assistant Vice President

By: /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

SCHEDULE A

E-Mail Distribution:

corpvariableproductsaccounting@pacificlife.com

Facsimile Distribution:

(949) 759-1772

(949) 718-5874